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                                                                      Exhibit 15

August 14, 1998

Board of Directors and Shareholders
of Security Capital Group Incorporated:

We are aware that Security Capital Group Incorporated has incorporated by reference in its Registration Statement Nos. 333-38521, 333-38523, 333-38525, 333-38527, 333-38531, 333-38533, 333-38537, 333-38539, 333-48167, 333-61395 and
333-61401 its Form 10-Q for the quarter ended June 30, 1998, which includes our report dated August 14, 1998 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933 (the "Act"), that report is not considered a part of the registration statements prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,

ARTHUR ANDERSEN LLP